Exhibit 6.14

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Guaranty”), dated as of August 20, 2025 (the “Effective Date”), is made by PACASO INC., a Delaware corporation (“Guarantor”), in favor of TEXAS CAPITAL BANK, as agent (“Agent”) under the Repurchase Agreement (as defined below), for the benefit of the Buyers (as defined below).

RECITALS

Pursuant to the Master Repurchase Agreement, dated as of August 20, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), among the Agent on behalf of Buyers, Texas Capital Bank, as a buyer (“TCB”), the other buyers party thereto from time to time (together with TCB, the “Buyers”) and Pacaso TCB LLC (the “Seller”), the Agent on behalf of certain Buyers and the Seller may, from time to time, enter into transactions (each, a “Transaction”) in which the (i) Buyers shall purchase from the Seller certain Purchased Assets and (ii) Seller will repurchase the Eligible Assets on the applicable Repurchase Date. It is a condition precedent to the obligation of the Agent on behalf of Buyers to enter into Transactions under the Repurchase Agreement that the Guarantor shall have executed and delivered this Guaranty to the Agent for the benefit of Buyers.

NOW, THEREFORE, in consideration of the foregoing premises, to induce the Agent and Buyers to enter into the Repurchase Agreement and to enter into Transactions thereunder, the Guarantor hereby agrees with the Agent and Buyers, as follows:

1. Definitions. Capitalized terms used in this Guaranty, but not otherwise defined herein, shall have the meanings given to such terms in the Repurchase Agreement.

(a) As used in this Guaranty, the following terms have the meanings indicated below:

“Bad Act” means any of the following: (a) fraud, willful misconduct, malfeasance, misfeasance, misrepresentation or commission of a criminal act by any Relevant Party; (b) misapplication, misappropriation or theft by any Relevant Party of any amounts owed to the Agent or any Buyer; (c) filing of a voluntary petition or instituting any other proceeding by any Relevant Party seeking to adjudicate any Seller Party as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of any Seller Party or any Seller Party’s debts, under the Bankruptcy Code; (d) filing of an Involuntary Proceeding with respect to any Seller Party, in which a Relevant Party colludes with, or otherwise assists, such petitioner, or solicits or causes to be solicited petitioning creditors for any such petition or proceeding; (e) filing of an answer by any Relevant Party consenting to or joining in or otherwise acquiescing in any Involuntary Proceeding against any Seller Party; (f) any Relevant Party consenting to or joining in or otherwise acquiescing in, an application for, or seeking the entry of an order for relief or the appointment of, a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like with respect to any Seller Party; (g) any Seller Party making an assignment for the benefit of creditors, or admitting in any legal proceeding any Seller Party’s insolvency or inability to pay such Seller Party’s debts as they become due; (h) making (or consenting to the making of) by any Relevant Party of any filing in favor of a substantive consolidation of any Seller Party with any other Person, (i) the occurrence of any of the following: (A) a Change in Control or (B) failure of Seller or Trust to perform, comply with or observe the covenant contained in Section 15(x) of the Repurchase Agreement; provided that for the avoidance of doubt, Seller’s or Trust’s failure to observe the covenants in Section 15(x) of the Repurchase Agreement is reasonably likely to result in the substantive consolidation of Seller or Trust on the one hand and Guarantor on the other hand; (j) any action, or failing to take any action, which materially prevents, delays or hinders the ownership by Agent or any Buyer of, or the perfection of any lien of the Agent in, any Purchased Asset or Underlying Asset; (k) any litigation or other legal proceedings is filed, or other bad faith interference, by a Relevant Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Agent or any Buyer to exercise any rights or remedies available to it hereunder or under any Repurchase Document; or (l) any Relevant Party shall raise any defense, counterclaim, or allegation in any foreclosure or other action by Agent or any Buyer relative to the realization on any Repurchase Assets or other collateral securing the Guaranteed Obligations.

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“Cash Equivalents” shall mean (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of Buyer or any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Guaranteed Obligations” means all of the “Repurchase Obligations” (as defined in the Repurchase Agreement) and all actual losses, costs, expenses, damages, liabilities, claims or other obligations owed to or incurred by Agent or Buyer arising under, out of or in connection with a Related Party’s Bad Acts.

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“Guarantor” means the undersigned Person executing this Guaranty as Guarantor, and such Person’s heirs, personal representatives, successors and assigns. If the term “Guarantor” includes more than one Person, then the term “Guarantor” as used herein and all riders hereto shall refer both to each such Person individually and to all such Persons collectively.

“Guaranty Event of Default” shall have the meaning set forth in Section 14 hereof.

“Immediate Representation and Covenant Breach” shall mean the failure by Guarantor to perform, comply with or observe any term, covenant or agreement contained in Sections 5(d) (Enforceability), 5(e) (Solvency), 5(m) (ERISA Compliance), 6(a) (Preservation of Existence; Compliance with Law); 6(b) (Organization); 6(c) (Illegal Activities); 6(d) (Material Change in Business); 6(g) (ERISA Events); 6(k) (Financial Covenants); or 6(l) (Financial Notices).

“Involuntary Proceeding” means an involuntary petition or the commencement of any other proceeding against any Seller Party, or any Relevant Party seeking to adjudicate any Seller Party as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of its debts, under the Bankruptcy Code.

“Liquid Assets” means with respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents determined in accordance with GAAP.

“Net Income” means, for any period, the net income of any Person for such period as determined in accordance with GAAP.

“Net Worth” means, as of any date of determination, the excess of total assets of such Person, over total liability of such Person, determined in accordance with GAAP.

“Officer’s Compliance Certificate” means a certificate delivered by an Authorized Officer of the Guarantor pursuant to Section 6(f)(iii) or Section 6(f)(iv) hereof, as applicable, substantially in the form of Exhibit A hereto.

“Relevant Party” means any of Seller, Trust or Guarantor or any Affiliate thereof, and their respective principals, officers, directors, managers, managing members, general partners and other Persons who direct the management of Seller, Trust or Guarantor or any Affiliate thereof, and any agents, employees and other Persons authorized or apparently authorized to act or make statements or representations on behalf of Seller, Trust or Guarantor or any Affiliate thereof.

“Tangible Net Worth” shall mean, with respect to any Person as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense.

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“Total Indebtedness” shall mean with respect to any Person, for any period, (a) the aggregate Indebtedness of such Person and its Subsidiaries during such period, less (b) the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guaranty.

(a) Guarantor is a beneficial owner of Seller and/or an Affiliate of Seller and the execution of the Repurchase Agreement and/or the discretionary purchase by Buyers of the Purchased Assets subject to the terms and conditions of the Repurchase Agreement is a substantial and direct benefit to Guarantor. Subject to clause (b) below, as an inducement to Agent and Buyers to extend financial accommodations to Seller, Guarantor, for value received does hereby unconditionally, irrevocably and absolutely guarantee to the Agent and Buyers and their permitted successors, indorsees, transferees and assigns, the prompt and full payment and performance by the Seller of the Repurchase Obligations when due or declared to be due and at all times thereafter.

(b) Subject to clause (c) below, the maximum aggregate recourse liability of the Guarantor hereunder as of any date on which Guarantor shall be obligated to make payment to Agent under this Guaranty shall not exceed twenty percent (20%) of the then current Repurchase Obligation payable from any Seller Party to Agent under the Repurchase Agreement as of such date.

(c) Notwithstanding the foregoing, the limitation on recourse liability as set forth in clause (b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the total amount of the Guaranteed Obligations shall become fully recourse to Guarantor in the event of any Bad Act

(d) Guarantor shall promptly pay any amounts payable under this Guaranty to Agent without notice or demand, of any kind or nature, in lawful money of the United States of America. Guarantor acknowledges and agrees that Guarantor may be required to pay and perform the Guaranteed Obligations in full without assistance or support from Seller or any other party in accordance with the terms hereof. Guarantor agrees that if all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether on the scheduled payment date, by lapse of time, by acceleration of maturity or otherwise, Guarantor shall immediately pay the amount due on the Guaranteed Obligations to Agent, for the benefit of the Buyers, at Agent’s address as set forth in the Repurchase Agreement.

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(e) No payment or payments made by any Seller Party, any other guarantor or any other Person or received or collected by Agent or any Buyer from any Seller Party or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder.

(f) Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Agent or any Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Agent in writing that such payment is made under this Guaranty for such purpose.

3. Character of Obligations. This Guaranty is an absolute, continuing and unconditional guaranty of payment, and not of collection, and performance and if at any time or from time to time there are no outstanding Guaranteed Obligations, the obligations of Guarantor with respect to any and all Guaranteed Obligations incurred thereafter shall not be affected. Guarantor is and shall be liable for the payment and performance of the Guaranteed Obligations, as set forth in this Guaranty, as a primary obligor. All Guaranteed Obligations heretofore, concurrently herewith or hereafter made by Agent and Buyers to any Seller Party shall be conclusively presumed to have been made or acquired in acceptance hereof. Guarantor shall be liable for the Guaranteed Obligations. Agent and Buyers shall be under no obligation to notify Guarantor of any advances made, credit extended, or discretionary purchase of any Purchased Assets by Agent or Buyers under the Repurchase Agreement or any other Repurchase Document.

4. No Right of Revocation. Guarantor understands and agrees that Guarantor may not revoke Guarantor’s future obligations under this Guaranty at any time prior to the date (the “Guaranty Termination Date”) on which: (a) the Repurchase Agreement has terminated in accordance with its terms; and (b) all duties and obligations of Seller Parties and any other Person to Agent and Buyers under the Repurchase Agreement and any other Repurchase Document (including Guarantor’s obligations to Agent and Buyers under this Guaranty) have been fully satisfied, paid and performed, as confirmed in writing by Agent and Buyers on or after the termination date of the Repurchase Agreement.

5. Representations and Warranties. Guarantor hereby represents and warrants that, as to itself on the date hereof and during the duration of this Guaranty, that:

(a) No Reliance. Guarantor has made its own independent decisions to enter into this Guaranty and the transaction contemplated hereby and as to whether such transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Guarantor is not relying upon any advice from Agent or Buyers as to any aspect of the transactions contemplated hereby, including without limitation, the legal, accounting or tax treatment of such transactions;

(b) Organization, Etc. Guarantor (a) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents. Guarantor’s tax identification number is [***]. Guarantor’s fiscal year is the calendar year. Guarantor has not changed its name within the past twelve (12) months;

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(c) Authorization, Compliance, Approvals. The execution and delivery of, and the performance by Guarantor of its obligations under, this Guaranty or any Repurchase Document to which it is a party (i) are within Guarantor’s powers, (ii) have been duly authorized by all requisite action, (iii) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Official Body, or its organizational documents, (iv) do not violate any indenture, agreement, document or instrument to which Guarantor or any of Guarantor’s Subsidiaries is a party, or by which any of them or any of their properties is bound or to which any of them is subject and (v) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien upon any of the property or assets of Guarantor pursuant to, any such indenture, agreement, document or instrument. Guarantor is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Official Body in connection with or as a condition to the execution, delivery or performance of this Guaranty or any Repurchase Document to which it is a party, except as such has previously been obtained;

(d) Enforceability. This Guaranty and all of the other Repurchase Documents executed and delivered by Guarantor are legal, valid and binding obligations of Guarantor and are enforceable against Guarantor in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally and (ii) general principles of equity;

(e) Solvency. As of the date hereof, the fair value of the assets Guarantor is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the Financial Statements of Guarantor in accordance with GAAP) of Guarantor and Guarantor is solvent and, after giving effect to the transactions contemplated by this Guaranty, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. Guarantor does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. Guarantor is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property,

(f) Financial Condition. Guarantor has heretofore furnished to Agent a copy of Guarantor’s audited consolidated balance sheets and the audited consolidated balance sheets of its consolidated Subsidiaries, each as of December 31, 2024, with the opinion thereon of Deloitte & Touche LLP, a copy of which has been provided to Agent. Guarantor has also heretofore furnished to Agent the related consolidated statements of income and retained earnings and of cash flows of Guarantor and their related consolidated Subsidiaries for the one (1) year period ending December 31, 2024. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Guarantor and their respective Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2024, there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect. Guarantor has no material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, which is not reflected in the foregoing statements or notes. Since the date of the financial statements and other information delivered to Agent prior to the date hereof, Guarantor has not sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Repurchase Documents) or acquired any property or assets (including equity interests of any other Person) that are material in relation to the financial condition of Guarantor;

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(g) Accurate and Complete Disclosure. The information, reports, Financial Statements, exhibits and schedules furnished in writing by or on behalf of Guarantor to Agent or Buyers in connection with the negotiation, preparation or delivery of this Guaranty or any Repurchase Document or performance hereof and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no material fact, or omission of a material fact which is necessary to make any statement of facts not misleading in light of the circumstances in which they were made, known to Guarantor, that has not been disclosed herein, in the other Repurchase Documents, or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Agent or Buyers, in each case for use in connection with the transactions contemplated hereby or thereby;

(h) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitrable proceedings affecting Guarantor before any Official Body which (i) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (ii) has resulted in a judgment in an amount greater than the applicable Judgment/Litigation Threshold, or (iii) individually or in the aggregate, could be reasonably likely to cause a Material Adverse Effect;

(i) Ability to Perform. Guarantor has not admitted in writing to its inability to, or its intention not to, perform each and every covenant contained in this Guaranty or any Repurchase Documents to which it is a party on its part to be performed;

(j) No Guaranty Event of Default. No Guaranty Event of Default has occurred and is continuing;

(k) Margin Stock. None of Guarantor or any Subsidiaries of Guarantor engages or intends to engage or intend to engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U, T and X as promulgated by the Board of Governors of the Federal Reserve System). None of Guarantor or any Subsidiaries of Guarantor holds or intends to hold margin stock;

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(l) Investment Company. Guarantor is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act, as amended. Guarantor is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness;

(m) ERISA Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur and (b) neither Guarantor nor any member of the ERISA Group has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA;

(n) Taxes.

(i) Guarantor has timely filed (or caused to be filed) all income, franchise and other Tax returns that are required to be filed by it and have timely paid all income Taxes and other Taxes due and payable by it or imposed with respect to any of their property or income and all other material fees and other charges imposed on it or any of its property by any Official Body, except for any such Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP;

(ii) There are no Liens for Taxes with respect to any assets of Guarantor, and no claim is being asserted with respect to Taxes of Guarantor, except for statutory Liens for Taxes not yet due and payable or for Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and, in each case, with respect to which adequate reserves have been provided in accordance with GAAP;

(o) No Prohibited Person. Guarantor confirms and warrants to Agent and each Buyer that it will, and its Affiliates that directly or indirectly own or control Guarantor shall, abide by all applicable economic sanctions laws and trade restrictions, including as set forth by the United States (collectively “Sanctions”). In particular, Guarantor represents and warrants that neither it, nor any of its Affiliates, officers, directors, partners, or members (i) is an entity or other person that: (a) appears on the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); (b) is located in, operating in, organized in, a national of or ordinarily resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Jurisdiction”); (c) is otherwise the target of any Sanctions, including but not limited to U.S. Executive Order 14024 issued on April 15, 2021, U.S. Executive Order 13662 issued on March 20, 2014, and any directives or designations issued pursuant thereto; or (d) is directly or indirectly owned 50% or more in the aggregate, or controlled by or acting for or on behalf of entities or other persons described in clauses (a) through (c), above (any and all entities or other persons described in clauses (a) through (d) above are “Prohibited Persons”); (ii) engaged or engages in any dealings or transactions with or involving any Prohibited Persons or Sanctioned Jurisdiction in violation of Sanctions; and (iii) otherwise engaged or engages in any dealings or transactions in violation of Sanctions. Neither Guarantor nor any of its Affiliates that directly or indirectly own or control Guarantor, officers, directors, partners, or members shall be included on the SDN List; and

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(p) Plan Assets. None of the assets of Guarantor constitutes “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any Plan.

(q) Guarantor hereby make each of the representations and warranties applicable to it as “Guarantor” or as a “Seller Party” set forth in Section 14 of the Repurchase Agreement as if such representation and warranty were made in this Guaranty.

6. Covenants. Guarantor hereby covenants to Agent and Buyers as follows:

(a) Preservation of Existence; Compliance with Law. Guarantor shall (i) preserve and maintain its legal existence and all of its rights, privileges and franchises necessary for the operation of its business; (ii) comply in all material respects with any applicable Law, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Official Body; (iii) maintain all licenses, permits or other approvals necessary for Guarantor to conduct its business and to perform its obligations under this Guaranty, and shall conduct its business in all material respects in accordance with any applicable Law; and (iv) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(b) Organization. Guarantor shall not (i) cause or permit any change to be made in its name, organizational identification number, identity or form of legal entity or (ii) change its jurisdiction of organization, unless it has provided Agent with thirty (30) days’ prior written notice of such change.

(c) Illegal Activities. Guarantor shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure;

(d) Material Change in Business. Guarantor shall maintain as its primary source of business the acquisition, holding, marketing and sale of vacation properties and/or fractional ownership interests therein and activities incidental thereto;

(e) Further Assurances. Guarantor shall execute and deliver to Agent all further documents, financing statements, agreements and instruments, and take all further actions that may be required under any applicable Law, or that Agent or Buyers may reasonably request, in order to effectuate the transactions contemplated by this Guaranty;

(f) True and Correct Information. All information, reports, exhibits, schedules, Financial Statements (if any) or certificates of Guarantor or any of its Affiliates or any of their officers furnished to Agent or Buyers hereunder and during Agent’s or Buyers’ diligence of Guarantor will be true and correct in all material respects, and will not omit to disclose any facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required Financial Statements (if any), information and reports delivered by Guarantor to Agent or Buyers pursuant to this Guaranty shall be prepared in accordance with GAAP except as noted therein, or as applicable, to SEC filings, the appropriate SEC accounting requirements;

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(g) [Reserved];

(h) Taxes. Guarantor and its Subsidiaries shall timely file all income, franchise and other Tax returns that are required to be filed by them and shall timely pay all Taxes due and payable by them or imposed with respect to any of their property and all other fees and other charges imposed on them or any of their property by any Official Body, except for any such Taxes for which timely extensions have been filed or for which the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP;

(i) Limitation on Dividends and Distributions. If a Guaranty Event of Default has occurred and is continuing, Guarantor shall not pay any dividends with respect to any of its Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor;

(j) Certificate of Beneficial Ownership and Other Additional Information. Guarantor or an Affiliate of Guarantor shall provide to Agent: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent from time to time for purposes of compliance by Agent and Buyers with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent and Buyers to comply therewith;

(k) Financial Covenants. Guarantor shall comply at all times with the following financial covenants (collectively, the “Financial Covenants”):

(i) Guarantor shall at all times maintain Liquid Assets in an amount that is not less than the greater of $10,000,000 and fifteen percent (15%) of the aggregate outstanding Purchase Price as of such date of determination;

(ii) Guarantor shall at all times maintain Tangible Net Worth, excluding long term receivables, in an amount that is not less than $14,000,000; provided, however, in the event Guarantor’s trailing 12-month Net Income as of June 30, 2026, is less than $1.00, than Guarantor’s Tangible Net Worth shall be not less than $20,000,000;

(iii) Guarantor shall not permit its Net Income for any 12-month period to be less than $1.00 or any calendar month to be less than $1.00; provided, however, that any failure to comply with this covenant prior to January 2027 shall not result in a Guaranty Event of Default;

provided, that solely with respect to clauses (ii) and (iii) above, the Net Income calculation listed relative to any Net Income covenant testing shall exclude up to $20,000,000 in fundraising costs per year solely relative to raising capital in 2025 and in 2026. For avoidance of doubt, this amount will be calculated as the lesser of (x) the actual amount of fundraising expense and (y) the product of (i) $1,666,666 and (ii) the number of months during the calculation period that are in either 2025 or 2026. Net Income covenant testing will be executed on a trailing twelve-month basis. The Net Income calculation will include fundraising costs for any period, or portion of period, tested after December 31, 2026; and

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(iv) The ratio of Guarantor’s Total Indebtedness to Tangible Net Worth shall not at any time be greater than 5:1.

(l) Financial Notices. Guarantor shall deliver or cause to be delivered to Agent (the following clauses (i) through (iii) below hereinafter referred to as the “Financial Statements”):

(i) As soon as available, and in any event within sixty (60) days after the end of each calendar quarter, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such calendar quarter, the related unaudited consolidated statements of income and retained earnings, of cash flows for such party and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year;

(ii) [Reserved];

(iii) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the audited, combined balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings of cash flows for Guarantor and its consolidated Subsidiaries for such year, and consolidated statements of liquidity of the Guarantor and its consolidated Subsidiaries as of the end of such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller, Trust and Guarantor and their consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iv) Guarantor shall deliver to Agent and Buyers the following certificates (any of which may be consolidated for any month or quarter, respectively, on the latest date as to which any such consolidated certificates for such month or quarter, respectively, are due):

1. At the time Guarantor furnishes each set of Financial Statements pursuant to clause (ii) above, a certificate of a Authorized Officer of Guarantor to the effect that, to the best of such Authorized Officer’s knowledge, each of the Seller, Trust and Guarantor during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in the Repurchase Agreement, this Guaranty and the other Repurchase Documents to be observed, performed or satisfied by it, and that such Authorized Officer has obtained no knowledge of any Potential Default or Event of Default except as specified in such certificate (and, if any Potential Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Guarantor has taken or proposes to take with respect thereto); and

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2. At the time it furnishes each set of Financial Statements pursuant to clauses (i) through (iii) above, Guarantor shall provide an Officer’s Compliance Certificate of an Authorized Officer of Guarantor in the form of Exhibit A attached hereto, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(m) Guarantor hereby makes each of the covenants applicable to it as “Guarantor” or as a “Seller Party” set forth in Section 15 of the Repurchase Agreement as if such covenant was made in this Guaranty.

(n) Guarantor shall promptly inform Agent and Buyers of: (i) any litigation or governmental investigation against Guarantor or affecting any security for all or any part of the Guaranteed Obligations or this Guaranty which, if determined adversely, might reasonably be expected to have a material adverse effect upon the financial condition of Guarantor or upon such security or might reasonably be expected to cause a default under any Repurchase Document; (ii) any claim or controversy which might reasonably be expected to become the subject of such litigation or governmental investigation; and (iii) any material adverse change in the financial condition of Guarantor.

(o) Guarantor shall provide notice to Agent and Buyers as soon as practicable, and in any event within five (5) Business Days, upon notice or knowledge of any involuntary termination, acceleration or reduction in the amount available for borrowing under any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Guarantor and any third party which relates to the Indebtedness of Guarantor.

7. Consent and Waiver.

(a) Guarantor waives: (i) promptness, diligence and notice of acceptance of this Guaranty and notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations, the incurring of any obligation, indebtedness or liability to which this Guaranty applies or may apply and proof of reliance by Agent and Buyers upon this Guaranty or acceptance of this Guaranty and, except as expressly required by this Guaranty or any other Repurchase Document, waives diligence, presentment for payment, notice of nonpayment or default, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, diligence in enforcement and indulgences of every kind to or upon any Seller Party with respect to the Guaranteed Obligations; and (ii) the taking of any other action by Agent and/or Buyers, including, without limitation, giving any notice of default or any other notice to, or making any demand on, a Seller Party, any other guarantor of all or any part of the Guaranteed Obligations or any other Person.

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(b) Agent may at any time, without the consent of or notice to Guarantor, without incurring liability to Guarantor and without impairing, releasing, reducing or affecting the obligations of Guarantor hereunder: (i) change the manner, place or terms of payment or performance of all or any part of the Guaranteed Obligations, or renew, extend, modify, rearrange or alter all or any part of the Guaranteed Obligations; (ii) change the interest rate, if any, accruing on all or any part of the Guaranteed Obligations; (iii) sell, exchange, release, surrender, subordinate, realize upon or otherwise deal with in any manner and in any order any collateral for all or any part of the Guaranteed Obligations or this Guaranty or setoff against all or any part of the Guaranteed Obligations; (iv) neglect, delay, omit, fail or refuse to take or prosecute any action for the collection of all or any part of the Guaranteed Obligations or this Guaranty or to take or prosecute any action in connection with any of the Repurchase Documents; (v) exercise or refrain from exercising any rights against Seller or Trust or others, or otherwise act or refrain from acting; (vi) settle or compromise all or any part of the Guaranteed Obligations and subordinate the payment of all or any part of the Guaranteed Obligations to the payment of any obligations, indebtedness or liabilities which may be due or become due to Agent, Buyers or others; (vii) apply any deposit balance, fund, payment, collections through process of law or otherwise or other collateral of Seller or Trust to the satisfaction and liquidation of the indebtedness, duties or obligations of Seller or Trust to Agent and/or Buyers, if any, not guaranteed under this Guaranty; and (viii) apply any sums paid to Agent or Buyers by Guarantor, Seller, Trust or others to the Guaranteed Obligations in such order and manner as Agent, on behalf of Buyers in its sole discretion, may determine.

(c) Should Agent or Buyers seek to enforce the obligations of Guarantor hereunder by action in any court or otherwise, Guarantor waives any requirement, substantive or procedural, that: (i) Agent or Buyers first enforce any rights or remedies against Seller or Trust or any other Person liable to Agent and/or Buyers for all or any part of the Guaranteed Obligations, including, without limitation, that a judgment first be rendered against Seller or Trust or any other Person, or that Seller or Trust or any other Person should be joined in such cause; or (ii) Agent and/or Buyers shall first enforce rights against any collateral which shall ever have been given to secure all or any part of the Guaranteed Obligations or this Guaranty. Such waiver shall be without prejudice to Agent’s and Buyers’ right, at their option, to proceed against Seller or Trust or any other Person, whether by separate action or by joinder.

(d) In addition to any other waivers, agreements and covenants of Guarantor set forth herein, Guarantor hereby further waives and releases all claims, causes of action, defenses and offsets for any act or omission of Agent or Buyers, their directors, officers, employees, representatives or agents in connection with Agent’s and Buyers’ administration of the Guaranteed Obligations or any Purchased Assets.

(e) Guarantor waives any benefit of, and any right to participate in, any security now or hereafter held by Agent or Buyers.

(f) Guarantor further represents and warrants to Agent and Buyers that it is presently informed of the financial condition of Seller and Trust and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed of the financial condition of Seller and Trust, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Agent or Buyers for such information and will not rely upon Agent or Buyers for any such information. Absent a written request for such information by Guarantor to Agent or Buyers, Guarantor hereby waives its right, if any, to require Agent or Buyers to disclose to Guarantor any information which Agent or any Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

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(g) Guarantor has independently reviewed the Repurchase Agreement and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Agent and Buyers, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any Liens or security interests of any kind or nature granted by Seller or Trust or any other guarantor to Agent, now or at any time and from time to time in the future.

8. Obligations Not Impaired.

(a) Guarantor agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or affected by the occurrence of any one or more of the following events: (i) the death, disability or lack of corporate power of any Seller Party, Guarantor or any other guarantor of all or any part of the Guaranteed Obligations; (ii) any receivership, insolvency bankruptcy, disability or other proceedings affecting any Seller Party, Guarantor or any other guarantor of all or any part of the Guaranteed Obligations, or any of their respective property; (iii) the partial or total release or discharge of any Seller Party or any other guarantor of all or any part of the Guaranteed Obligations, or any other Person from the performance of any obligation contained in any instrument or agreement evidencing, governing or securing all or any part of the Guaranteed Obligations, whether occurring by reason of law or otherwise; (iv) the taking or accepting of any collateral for all or any part of the Guaranteed Obligations or this Guaranty; (v) the taking or accepting of any other guaranty for all or any part of the Guaranteed Obligations; (vi) any failure by Agent or Buyers to acquire, perfect or continue any lien or security interest on collateral securing all or any part of the Guaranteed Obligations or this Guaranty; (vii) the impairment of any collateral securing all or any part of the Guaranteed Obligations or this Guaranty; (viii) any failure by Agent or Buyers to sell any collateral securing all or any part of the Guaranteed Obligations or this Guaranty in a commercially reasonable manner or as otherwise required by law; (ix) any invalidity or unenforceability of or defect or deficiency in any Repurchase Document, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Agent and Buyers; (x) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by it or any Seller Party against the Buyer, (xi) any other circumstance whatsoever (with or without notice to or knowledge of any Seller Party) which might otherwise constitute a defense available to, or an equitable or legal discharge of, Seller or Trust for the Guaranteed Obligations, Guarantor or any other guarantor of all or any part of the Guaranteed Obligations; in bankruptcy or in any other instance (xii) the discretionary purchase by Agent and/or Buyers of any Purchased Assets pursuant to the Repurchase Agreement, thus increasing the Guaranteed Obligations; or (xii) the sale, transfer, assignment or conveyance by Seller of all or any portion of the Purchased Assets as contemplated by the Repurchase Agreement.

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(b) This Guaranty and the obligation of Guarantor under this Guaranty shall continue to be effective or be reinstated, as the case may be, and be continued in full force and effect, if at any time any payment of all or any part of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Agent or Buyers upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller, Trust, Guarantor, any other guarantor of all or any part of the Guaranteed Obligations, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Seller Party or any substantial part of such Seller Party’s property or otherwise, all as though such payment had not been made.

(c) None of the following shall affect Guarantor’s liability hereunder: (i) the unenforceability of all or any part of the Guaranteed Obligations against any Seller Party by reason of the fact that the Guaranteed Obligations exceed the amount permitted by law; (ii) the act of creating all or any part of the Guaranteed Obligations are ultra vires; or (iii) the officers, partners, members, managers or other Persons creating all or any part of the Guaranteed Obligations acted in excess of their authority. Guarantor hereby acknowledges that withdrawal from, or termination of, any ownership interest in Seller now or hereafter owned or held by Guarantor shall not alter, affect or in any way limit the obligations of Guarantor hereunder.

(d) Guarantor hereby agrees that the Guaranteed Obligations will be paid to Agent without deduction, abatement, recoupment, reduction, set-off or counterclaim in U.S. Dollars and in accordance with the wiring instructions of Agent.

9. Insolvency. Should Guarantor become insolvent, or fail to pay Guarantor’s debts generally as they become due, or voluntarily seek, consent to, or acquiesce in the benefit or benefits of the Bankruptcy Code, or become a party to (or be made the subject of) any proceeding provided for by the Bankruptcy Code (other than as a creditor or claimant) that could reasonably be expected to suspend or otherwise adversely affect the rights and remedies of Agent and Buyers granted hereunder, then, in any such event, the Guaranteed Obligations shall be, as between Guarantor, Agent and Buyers, a fully matured, due, and payable obligation of Guarantor to Agent and Buyers (without regard to whether Seller is then in default under any Repurchase Documents or whether the Guaranteed Obligations, or any part thereof is then due and owing by Seller to Agent and Buyers), payable in full by Guarantor to Agent, for the benefit of Buyers, upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder. Should Seller voluntarily seek, consent to, or acquiesce in the benefit or benefits of the Bankruptcy Code, or voluntarily become a party to (or be made the subject of) any proceeding provided for by the Bankruptcy Code (other than as a creditor or claimant), all Guaranteed Obligations shall nonetheless be payable by Guarantor immediately if requested by Agent.

10. Other Guaranteed Obligations. If Guarantor becomes liable for any indebtedness owing by any Seller Party to the Agent or Buyers by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not in any manner be impaired or affected hereby, and the rights and remedies hereunder shall be cumulative of any and all other rights and remedies that Agent may ever have against Guarantor. The exercise by the Agent or Buyers of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy by Agent or Buyers.

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11. Subrogation. Notwithstanding anything to the contrary contained herein, Guarantor hereby covenants and agrees that, until one year and one day after the Guaranty Termination Date, Guarantor shall not assert, enforce, or otherwise exercise: (a) any right of subrogation to any of the rights or liens of Agent against any Seller Party or any other guarantor of the Guaranteed Obligations or any collateral or other security; or (b) unless such rights are expressly made subordinate to the Guaranteed Obligations (in form and upon terms acceptable to Agent) and the rights of Agent and Buyers under this Guaranty and the Repurchase Documents, any right of recourse, reimbursement, contribution, indemnification, or similar right against any Seller Party or any other guarantor of all or any part of the Guaranteed Obligations.

12. Subordinate Debt. All indebtedness, liabilities, and obligations of any Seller Party to Guarantor (the “Subordinated Debt”) now or hereafter existing, due or to become due to Guarantor, or held or to be held by Guarantor, whether created directly or acquired by assignment or otherwise, and whether evidenced by written instrument or not, shall be expressly subordinated to the Guaranteed Obligations. Until one year and one days after the Guaranty Termination Date, Guarantor agrees not to receive or accept any payment from any Seller Party with respect to the Subordinated Debt at any time an Event of Default or default under any Repurchase Document has occurred and is continuing; and, in the event Guarantor receives any payment on the Subordinated Debt in violation of the foregoing, Guarantor will hold any such payment in trust for Agent, for the benefit of Buyers, and forthwith turn it over to Agent in the form received, to be applied to the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty. If Guarantor has executed a separate subordination agreement approved in writing by Agent (“Subordination Agreement”) applicable to the Subordinated Debt, the Subordination Agreement shall control over any inconsistent provision in this Section.

13. Reserved.

14. Actions against Guarantor. Any failure by Guarantor to satisfy at all times any of the representations, warranties, covenants and other terms set forth in this Guaranty shall constitute a “Guaranty Event of Default” and an Event of Default under the Repurchase Agreement; provided, however, other than any Immediate Representation and Covenant Breach which no cure period shall apply, if such breach is not cured within five (5) Business Day of an Authorized Officer of Guarantor obtaining knowledge thereof. If a Guaranty Event of Default has occurred, or if an Event of Default occurs under any Repurchase Documents, when all or any portion of the Guaranteed Obligations becomes due, whether by its terms, by acceleration or otherwise, Guarantor shall, upon demand, promptly pay the amount due thereon to Agent, in lawful money of the United States, as directed by Agent. One or more successive or concurrent actions may be brought against Guarantor, either in the same action in which any Seller Party is sued or in separate actions, as often as Agent deems advisable. The exercise by Agent or Buyers of any right or remedy under this Guaranty or under any other agreement or instrument, at law, in equity otherwise, shall not preclude concurrent or subsequent exercise of any other right or remedy. The books and records of Agent and Buyers shall be admissible in evidence in any action or proceeding involving this Guaranty and shall be prima facie evidence of the payments made on, and the outstanding balance of, the Guaranteed Obligations.

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15. Reserved.

16. Waiver by Agent or Buyers. The Agent shall not by any act (except by a written instrument pursuant to Section 22 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any event giving rise to Guarantor’s obligations under the Guaranteed Obligations or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent would otherwise have on any future occasion.

17. Setoff Rights. Guarantor hereby irrevocably authorizes Agent or any Buyer at any time and from time to time without notice to Guarantor, any such notice being waived by Guarantor, to the extent permitted by applicable law, to set-off and appropriate and apply against any obligation from Guarantor to Agent or any of its Affiliates and all monies and other property of Guarantor and all deposits (general or special, time or demand, provisional or final ), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Agent, any Buyer or any of their respective Affiliates thereof to or for the credit or the account of Guarantor, or any part thereof in such amounts as Agent may elect, against and on account of the Guaranteed Obligations and the liabilities of Guarantor, as set forth herein, to Agent and/or Buyers hereunder and claims of every nature and description of Agent and/or Buyers against Guarantor, in any currency, whether arising hereunder, under the Repurchase Agreement, or otherwise, as Agent may elect, whether or not Agent has made any demand for payment and although such Guaranteed Obligations and liabilities and claims may be contingent or unmatured. Agent shall notify Guarantor promptly of any such set-off and the application made by Agent; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Agent and Buyers under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Agent and Buyers may have.

18. Costs and Expenses. Guarantor agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Agent and any Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until the later of (a) the termination of the Repurchase Agreement or (ii) the Guaranteed Obligations are paid in full, notwithstanding that from time to time prior thereto Seller Parties may be free from any Guaranteed Obligations. This covenant shall survive the payment of the Guaranteed Obligations.

19. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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20. No Obligation. Nothing contained herein shall be construed as an obligation on the part of Agent or Buyers to extend or continue to extend credit or other financial accommodations to any Seller Party. Without limiting the generality of the foregoing, nothing contained herein shall obligate Agent or Buyers to purchase any Purchased Assets pursuant to the Repurchase Agreement, unless Agent or Buyers elect, in their sole and absolute discretion, to purchase any such Purchased Assets pursuant to the terms and conditions of the Repurchase Agreement.

21. Successors and Assigns. This Guaranty shall inure to the benefit of Agent and Buyers and their successors, indorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Repurchase Agreement the Seller or Trust may be free from any obligations. This Guaranty shall be binding upon Guarantor and the successors and assigns of Guarantor, including, without limitation, any Person obligated by operation of law upon the reorganization, merger, consolidation or other change in the organizational structure of Guarantor. This Guaranty may not be assigned by Guarantor without the express written consent of Agent.

22. Amendment. No modification, waiver or amendment of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by an officer of Agent, and then shall be effective only in the specific instance and for the purpose for which given.

23. Cumulative Rights. All rights and remedies of Agent and Buyers hereunder are cumulative of each other and of every other right or remedy which Agent or Buyers, as applicable, may otherwise have at law or in equity or under any instrument or agreement, and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies.

24. Reserved.

25. Descriptive Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

26. Entire Agreement. This Guaranty contains the entire agreement between Guarantor, Agent and Buyers regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings, if any, regarding same; provided, however, this Guaranty is in addition to and does not replace, cancel, modify or affect any other guaranty of Guarantor now or hereafter held by Agent or Buyers that relates to any Seller Party and different liabilities or indebtedness.

27. GOVERNING LAW AND VENUE.

(a) Governing Law. THIS GUARANTY AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS GUARANTY, THE RELATIONSHIP OF THE PARTIES TO THIS GUARANTY AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS GUARANTY SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE EFFECTIVENESS, VALIDITY AND ENFORCEABILITY OF ELECTRONIC CONTRACTS, OTHER RECORDS, ELECTRONIC RECORDS AND ELECTRONIC SIGNATURES USED IN CONNECTION WITH ANY ELECTRONIC TRANSACTION BETWEEN BUYER AND SELLER SHALL BE GOVERNED BY E-SIGN.

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(b) Jurisdiction. GUARANTOR AND AGENT HEREBY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN EACH CASE LOCATED IN MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF.

(c) Waiver of Venue. GUARANTOR AND AGENT HEREBY CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

(d) Service of Process. Guarantor and Agent hereby irrevocably consents to service of process in the manner provided for notices in Section 28 of the Repurchase Agreement. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

28. WAIVER OF RIGHT TO JURY. GUARANTOR AND AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

29. NO ORAL AGREEMENTS. THIS GUARANTY AND THE OTHER REPURCHASE DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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30. Counterparts. This Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Guaranty by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Guaranty in Portable Document Format (PDF) shall be effective as delivery of a manually executed original counterpart of Guaranty. The parties agree that this Guaranty, any addendum or amendment hereto or any other document necessary for the consummation of the transaction contemplated by this Guaranty may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign, the UETA and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.

31. Intent. Guarantor and Agent intends and acknowledges that (a) this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and each Transaction within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and is, therefore, (i) a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code (except insofar as the term of the Transactions make such term inapplicable), (ii) a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code, and (iii) a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and (b) any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555 and 561 of the Bankruptcy Code and (c) any payments or transfers of property made with respect to this Guaranty to satisfy the obligations of Seller shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 741(5) and 741(8). Guarantor hereby further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreement or any Transaction under the Repurchase Agreement as a “repurchase agreement,” “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:

PACASO INC.

By:	/s/ Joseph Maehler
Name:	Joseph Maehler
Title:	Chief Investment Officer

Guarantor’s Address for Notices: Pacaso Inc. 18 E. 4th Street, Unit 902 Cincinnati, Ohio 45202 Attention: Sam Palazzolo Email: [***]

[Guaranty (TCB-Pacaso) (2025)]

ACKNOWLEDGED BY:

AGENT: TEXAS CAPITAL BANK

By:	/s/ Daniel S. Hoverman
Name:	Daniel S. Hoverman
Title:	Head of Corporate and Investment Banking

Agent’s Address for Notices: Texas Capital Bank c/o TCBI Securities, Inc. 2000 McKinney Avenue, Suite 800 Dallas, Texas 75201 Attention: David DeBlase Email: [***] Phone: [***]

[Guaranty (TCB-Pacaso) (2025)]